Cathedra Bitcoin Inc.

Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(expressed in Canadian dollars, unless otherwise noted)

SRCO Professional Corporation
Chartered Professional Accountants
Licensed Public Accountants
Park Place Corporate Centre
15 Wertheim Court, Suite 409
Richmond Hill, ON L4B 3H7, Canada
Tel: 905 882 9500 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca
www.srco.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Cathedra Bitcoin Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Cathedra Bitcoin Inc. and its subsidiaries (collectively referred to as the "Company") as of December 31, 2025 and 2024, the related consolidated statements of income or loss and comprehensive income or loss, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes to the consolidated financial statements, (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations, has negative cash flows from operating activities, working capital deficiency and has a deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2022. Richmond Hill, Ontario, Canada March 24, 2026	CHARTERED PROFESSIONAL ACCOUNTANTS Authorized to practice public accounting by the Chartered Professional Accountants of Ontario

Cathedra Bitcoin Inc. Consolidated Statements of Financial Position As at December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

As at:	Notes	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents		$1,083,973	$101,367
Digital currencies	4	584,139	6,456,425
Trade and other receivables	5	932,524	1,448,900
Due from related parties	18	19,792	-
Prepaid expenses	6	1,741,537	1,257,493
Deposits	7	92,104	148,309
Other assets		383,873	413,776
Assets classified as held for sale	11	-	31,127,752
Total current assets		$4,837,942	$40,954,022
Non-current assets
Deposits	7	2,295,392	2,473,407
Other non-current assets	8	919,700	891,918
Property and equipment	9	6,201,596	7,409,084
Right-of-use assets	10	1,219,170	1,705,863
Investments	12	1,016,658	916,483
Goodwill	2	15,673,534	16,845,242
Total assets		$32,163,992	$71,196,019
LIABILITIES
Current liabilities
Trade payables and accrued liabilities	13	2,659,980	2,478,212
Due to related parties	18	1,109,675	672,411
Income tax payable	19	334,900	522,299
Contract liabilities		791,671	149,452
Customer liabilities		2,044,454	1,328,644
Decommissioning liability		30,839	32,375
Current portion of lease liabilities	10	80,053	1,132,305
Loans and borrowings	14	-	5,134,121
Liabilities directly associated with assets held for sale	11	-	14,506,358
Total current liabilities		$7,051,572	$25,956,177
Non-current liabilities
Customer liabilities		-	747,053
Lease liabilities	10	1,282,012	695,617
Total liabilities		$8,333,584	$27,398,847
EQUITY
Share capital	15	22,499,148	21,716,754
Reserves	16	3,910,445	3,534,980
Contributed surplus	17	813,016	-
Accumulated other comprehensive income		3,544,813	5,559
Retained earnings (deficit)		(6,937,014)	3,019,093
Total shareholders' equity		$23,830,408	$28,276,386
Non-controlling interest	11	-	15,520,786
Total liabilities and equity		$32,163,992	$71,196,019

The accompanying notes are an integral part of these consolidated financial statements

Nature of operations (Note 1)

Segment reporting (Note 23)

Events after reporting period (Note 24)

Approved by the Board of Directors and authorized for issue on March 23, 2026:

"Joel Block"	Director	"David Jaques"	Director

Cathedra Bitcoin Inc. Consolidated Statements of Income or Loss and Comprehensive Income or Loss For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

For the year ended:	Notes	December 31, 2025	December 31, 2024
Revenues	4,23	21,194,411	23,143,723
Cost of revenues
Operating costs	23	(16,046,553)	(16,102,353)
Depreciation	8,9,10	(4,783,926)	(3,168,279)
Gross income		$363,932	$3,873,091
Realized gain on sale of digital currencies	4	4,751	250,549
Income before operating expenses		$368,683	$4,123,640
Operating expenses
Director fees	18	326,178	129,001
Management and consulting fees	18	2,525,353	282,141
Office and administration		1,144,705	428,502
Professional fees	2,18	1,450,071	1,384,919
Salaries and wages	18	921,780	300,562
Share-based compensation	16,18	895,182	217,966
Travel		68,117	33,142
Total operating expenses		$(7,331,386)	$(2,776,233)
Operating income (loss)		$(6,962,703)	$1,347,407
Other income (expenses)
Foreign exchange gain (loss)		(2,228,081)	2,208,663
Net finance costs	10,14	(671,909)	(1,952,690)
Transaction costs	2	-	(341,841)
Other income	9,13	75,914	-
Impairment of goodwill	2	(1,171,708)	-
Gain on settlement of debt	14	693,411	-
Gain on disposal of subsidiary	11	167,365	-
Unrealized gain (loss) on investment	12	120,317	(14,321)
Income (loss) from continuing operations before tax		$(9,977,394)	1,247,218
Current income tax expense	19	-	(513,330)
Income (loss) from discontinued operation	11	290,421	(819,276)
Net loss		$(9,686,973)	$(85,388)
Other comprehensive income (loss)
Items that may be reclassified to income or loss
Exchange differences on translation of foreign operations		1,902,986	(1,391,457)
Exchange differences on translation of discontinued operation		(4,205)	1,093,157
Revaluation gain on digital currencies	4	1,660,137	1,451,423
Total comprehensive income (loss)		$(6,128,055)	$1,067,735

Net income (loss) for the year attributable to:
Shareholders of the Company		(9,956,107)	673,835
Non-controlling interest	11	269,134	(759,223)
		(9,686,973)	(85,388)

Total comprehensive income (loss) for the year attributable to:
Shareholders of the Company		(6,392,984)	733,801
Non-controlling interest	11	264,929	333,934
		(6,128,055)	1,067,735
Basic and diluted earnings (loss) per common share	15	$(0.34)	$0.03
Weighted average number of subordinated voting shares outstanding on a 'if converted' basis - basic	15	29,091,882	24,363,466
Weighted average number of subordinated voting shares outstanding on a 'if converted' basis - diluted	15	31,854,927	24,363,466

The accompanying notes are an integral part of these consolidated financial statements

Cathedra Bitcoin Inc. Consolidated Statements of Changes in Equity For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

	Share capital	Reserves		Contributed surplus	Accumulated other comprehensive income/(loss)	Retained earnings (deficit)	Shareholders' equity	Non- controlling interest	Total equity
Balance - December 31, 2023	$1,278	$-	$		$(54,407)	$2,345,258	$2,292,129	$-	$2,292,129
Multiple voting shares issued in connection with business combination	21,576,955	2,156,429		-	-	-	23,733,384	-	23,733,384
Recognition of non-controlling interest from sale of interest in the subsidiary	-	-		-	-	-	-	15,186,852	15,186,852
Share-based compensation	-	217,966		-	-	-	217,966	-	217,966
Subordinate voting shares issued on RSU vesting	138,521	(138,521)		-	-	-	-	-	-
Warrants repricing	-	1,299,106		-	-	-	1,299,106	-	1,299,106
Translation adjustment	-	-		-	(1,391,457)	-	(1,391,457)	1,093,157	(298,300)
Unrealized gain from revaluation of digital currencies	-	-		-	1,451,423	-	1,451,423	-	1,451,423
Net income (loss) for the year	-	-		-	-	673,835	673,835	(759,223)	(85,388)
Balance - December 31, 2024	$21,716,754	$3,534,980		$-	$5,559	$3,019,093	$28,276,386	$15,520,786	$43,797,172
Derecognition of subsidiary	-	-		-	-	-	-	(14,696,763)	(14,696,763)
Share-based compensation	-	895,182		-	-	-	895,182	-	895,182
Subordinate voting shares issued on RSU vesting	416,287	(416,287)		-	-	-	-	-	-
Repurchase of share purchase warrants for cancellation	-	(103,430)		-	-	-	(103,430)	-	(103,430)
Units issued in private placement, net of unit issuance costs	516,107	-		-	-	-	516,107	-	516,107
Subscriptions receivable	(150,000)	-		-	-	-	(150,000)	-	(150,000)
Shareholder loan forgiveness	-	-		813,016	-	-	813,016	-	813,016
Exchange differences on translation of foreign operations	-	-		-	1,902,986	-	1,902,986	(4,205)	1,898,781
Reclassification of foreign exchange differences to statement of profit or loss on disposal	-	-		-	(23,869)	-	(23,869)	(1,088,952)	(1,112,821)
Unrealized gain from revaluation of digital currencies	-	-		-	1,660,137	-	1,660,137	-	1,660,137
Net income (loss) for the year	-	-		-	-	(9,956,107)	(9,956,107)	269,134	(9,686,973)
Balance - December 31, 2025	$22,499,148	$3,910,445		$813,016	$3,544,813	$(6,937,014)	$23,830,408	$-	$23,830,408

The accompanying notes are an integral part of these consolidated financial statements

Business Combination (Note 2)

Share Capital (Note 15)

Reserves (Note 16)

Contributed Surplus (Note 17)

Cathedra Bitcoin Inc. Consolidated Statements of Cash Flows For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

For the year ended:	December 31, 2025	December 31, 2024
OPERATING ACTIVITIES
Net loss for the year	$(9,686,973)	$(85,388)

Non-cash items:
Depreciation	4,783,926	3,168,279
Share-based compensation	895,182	217,966
Net finance costs	671,909	1,974,469
Unrealized gain (loss) on investment	(120,317)	14,321
Impairment of goodwill	1,171,708	-
Write-down of other assets	-	565,292
Gain on disposal of subsidiary	(167,365)	-
Gain on settlement of debt	(693,411)	-
Gain on sale of property and equipment	(54,360)	-
Foreign exchange	1,848,151	(1,787,983)

Changes in non-cash working capital items:
Digital currencies	(4,209,456)	(3,647,863)
Trade and other receivables	253,433	(379,974)
Prepaid expenses	(541,063)	(634,772)
Deposits	168,153	968,808
Other assets	10,406	2,238
Trade payables and accrued liabilities	156,270	(509,279)
Customer liabilities	733,340	(1,091,425)
Advances from (repayment to) related parties	1,495,991	(2,540,822)
Income tax payable	(166,020)	483,041
Decommissioning liability	-	(46,413)
Net cash used in operating activities	$(3,450,496)	$(3,329,505)

INVESTING ACTIVITIES
Purchase of property and equipment	$(2,799,325)	$-
Acquisition of business, net of cash and cash equivalents acquired	-	1,429,575
Proceeds from sale of property and equipment	152,207	-
Proceeds from sale of digital currencies, net of fees	12,955,639	3,002,559
Net cash generated by investing activities	$10,308,521	$4,432,134

FINANCING ACTIVITIES
Payment of lease obligations	$(1,387,028)	$(1,016,840)
Proceeds from term loan	3,564,168	-
Repayment of term loan	(3,474,841)	-
Repayment of principal and interest on convertible loan	(4,586,983)	-
Repayment of interest on term loan	(244,131)	(100,340)
Repurchase of share purchase warrants for cancellation	(103,430)	-
Proceeds from share issuance, net of issuance cost	366,107	-
Net cash used in financing activities	$(5,866,138)	$(1,117,180)

Effect of foreign exchange rate fluctuation	(9,281)	(6,270)
Increase (decrease) in cash and cash equivalents	$982,606	$(20,821)
Cash and cash equivalents, beginning of year	$101,367	$122,188
Cash and cash equivalents, end of year	$1,083,973	$101,367

Supplemental cash flow information (Note 22)

The accompanying notes are an integral part of these consolidated financial statements

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

1. Nature of Operations

Cathedra Bitcoin Inc. ("Cathedra", "we", "our" or the "Company") develops and operates high-density compute infrastructure across North America. We host bitcoin mining clients across a portfolio of four data centers (45 megawatts total) in Tennessee and Kentucky. Cathedra also operates a fleet of proprietary bitcoin mining machines at our own and third-party data centers, producing approximately 400 PH/s of hash rate. We are focused on expanding our portfolio of data center infrastructure for high-density compute applications including bitcoin mining and artificial intelligence. Cathedra is headquartered in Vancouver, British Columbia, and our shares trade on the TSX Venture Exchange (the "TSXV") under the symbol CBIT and on the OTCQB Venture Market under the symbol CBTTF. The Company was incorporated under the Business Corporations Act (Ontario) on July 13, 2011, and our registered and records office is located at 170 - 422 Richards Street, Vancouver, British Columbia, Canada, V6B 2Z4.

These consolidated financial statements ("Financial Statements") have been prepared on a going concern basis which contemplates that the Company will continue operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. During the year ended December 31, 2025, the Company incurred losses from operations of $9,686,973, had negative cash flows from operating activities of $3,450,496, and as of that date, had a working capital deficiency of $2,213,630 and a deficit of $6,937,014. These factors raise substantial doubt about its ability to continue as a going concern. These consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. The Company has relied on its plan to obtain additional equity and debt financing, in addition to operating cash flow, to fund its operations. Although the Company has been successful in the past in obtaining financing and it believes that will continue to be successful, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be available on terms that are advantageous to the Company.

2. Business Combination

On July 23, 2024, the Company completed a business combination (the "Kungsleden Merger") with Kungsleden, Inc. ("Kungsleden"), a developer and operator of alternative high-density compute infrastructure.

The Kungsleden Merger was completed according to the terms of a share exchange agreement dated March 6, 2024, as amended on June 18, 2024 (together, the "Share Exchange Agreement"), between Cathedra, Kungsleden and Kungsleden's shareholders (the "Vendors").

Pursuant to the terms of the Share Exchange Agreement, Cathedra acquired all of the outstanding shares of Kungsleden from the Vendors in exchange for 208,446 multiple voting shares of Cathedra (the "Multiple Voting Shares") on the basis of an exchange ratio of one common share of Kungsleden for approximately 6.253429078 Multiple Voting Shares. The 208,446 Multiple Voting Shares issued to the Vendors are convertible into 20,844,600 subordinate voting shares of Cathedra (the "Subordinate Voting Shares"). The Kungsleden Merger resulted in the Vendors owning (on a non-diluted basis) approximately 72.5% of the equity of the Company and existing Cathedra shareholders owning the remaining 27.5% of the equity of the Company. The Vendors hold approximately 80% of the voting rights of Cathedra and existing Cathedra shareholders own the remaining 20%.

The Kungsleden Merger has been accounted for using the acquisition method under IFRS 3, Business Combinations ("IFRS 3"), which requires that one of Cathedra or Kungsleden be determined to be the acquirer for accounting purposes. The Kungsleden Merger has been accounted for as a reverse take-over of Cathedra by Kungsleden. The entities which are party to the Kungsleden Merger meet the definition of a business. These consolidated financial statements reflect the continuance of Kungsleden and the acquisition and assumption of Cathedra's identifiable assets and liabilities, respectively, at fair value.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Kungsleden is deemed to have issued 379,310 common shares in exchange for all of the issued and outstanding shares of Cathedra. The consideration for shares issued is $22,154,165, including $577,210  (Note 14) being the convertible loan equity portion, based on Kungsleden's enterprise value of $93,457,280. The Company issued the following replacement awards: 120,175 stock options, 57,228 restricted share units and 1,704,819 share purchase warrants valued $1,579,219 exercisable into subordinate voting shares of Cathedra; see Note 16 for details on valuation approach and assumptions used to value replacement awards.

$
Consideration:
Deemed share consideration	22,154,165
Replacement awards	1,579,219
Total consideration	23,733,384

Assets acquired:
Cash and cash equivalents	1,429,575
Digital currencies	4,029,042
Other receivables	136,545
Prepaid expenses	349,593
Deposits	1,643,960
Other assets	954,772
Property and equipment	4,986,820
Right-of-use assets	1,510,745
Investments	913,658
Goodwill	16,845,242
Total assets acquired	32,799,952

Liabilities assumed:
Trade payables and accrued liabilities	2,637,725
Interest payable	12,543
Decommissioning liability	77,610
Lease liabilities	1,510,745
Convertible loan	4,827,945
Total liabilities assumed	9,066,568

Net assets acquired	23,733,384

Reorganization

For the period from August 12, 2022, the date of formation, through December 31, 2022 and for the period from January 1, 2023 to September 12, 2023, the Kungsleden Business was operated through Poimen Trust ("Poimen"), a trust certified under the State of Tennessee, controlled by the shareholders of the Company.  The trustees of Poimen also are the shareholders of the Company.  Kungsleden was incorporated to transform the Kungsleden Business from a trust to a corporation through a reorganization under common control ("Transformation").  The Transformation resulted in the transfer of all assets and liabilities and contracts related to the Kungsleden Business at their historical book values from Poimen to Kungsleden on September 13, 2023, the date on which Kungsleden was incorporated.

Revenues of $3,851,629 and net loss of $2,798,571 from the acquired operations are included in the consolidated statement of income and comprehensive income for the year ended December 31, 2024. Had the acquisition of Cathedra Bitcoin Inc. occurred on January 1, 2024, the consolidated revenues would have been $29,339,761 and the consolidated net loss would have been $1,690,909 for the year ended December 31, 2024. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2024.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Transaction costs of $540,274 were incurred in connection with the acquisition including consulting fees, legal and professional fees for brokering and due diligence services and were recognized in the consolidated statement of income and comprehensive income.

Impairment of goodwill

Management conducted an impairment assessment of goodwill as of December 31, 2025. For the purposes of impairment testing, the Company considers its ongoing operations as a single cash-generating unit (CGU) that includes all goodwill, property and equipment, other non-current assets, and right-of-use assets, which collectively contribute to generating cash flows from hosting and mining activities. The discounted cash flow model was utilized to estimate value in use, as there was no readily available market price nor any purchase offer received for the business. As a result of this assessment, an impairment loss of $1,171,708 was recognized, as the carrying amount of the CGU, including goodwill, exceeded its recoverable amount.

The significant assumptions applied in determination of the value in use amount as at December 31, 2025 were as follows:

  Cash flows: Estimated cash flows were projected based on estimated operating results from internal sources as well as industry and market trends. Estimated cash flows are primarily driven by projected revenues based on existing and projected data center capacity, bitcoin mining machine quantities and models with respective efficiencies and operating costs;
  Terminal value growth rate: The terminal growth rate was based on historical and projected consume price inflation, historical and projected economic indicators, and projected industry growth; and
  Pre-tax discount rate: The pre-tax discount rate is reflective of the CGU's weighted average cost of capital ("WACC"). The WACC was estimated based on the risk-free rate, equity risk premium, beta adjustment to the equity risk premium based on a direct comparison approach, an unsystematic risk premium, and cost of debt based on corporate bond yields.

The following inputs are subject to significant estimation uncertainty and may materially affect the value in use determination:

  Terminal value growth rate of 2%
  WACC of 35%
  Average bitcoin price over the forecast period of approximately US$203,000
  Average hash rate over the forecast period of approximately 1,441 EH/s

A sensitivity analysis indicates that varying each input individually or collectively by +/- 5% would result in an insignificant change to the impairment amount recorded.

3. Material Accounting Policy Information

Basis of Preparation

Statement of Compliance

The Financial Statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board ("IASB") and interpretations issued by the International Reporting Interpretation Committee ("IFRIC") for all periods presented.

These Financial Statements were approved and authorized for issuance by the Board of Directors on March 23, 2026.

These Financial Statements have been prepared on an accrual basis and are based on historical cost basis except for certain financial instruments which are measured at their fair value. In addition, these Financial Statements have been prepared using the accrual basis of accounting except for cash flow information.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

The Financial Statements of the Company are presented in Canadian dollars unless otherwise indicated.

Basis of Consolidation

Subsidiaries

The Financial Statements include the accounts of the Company and its subsidiaries, which are controlled by the Company. Control is achieved when the parent company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Company controls an investee if, and only if, the Company has all of the following: (i) power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee); (ii) exposure, or rights, to variable returns from its involvement with the investee; and (iii) the ability to use its power over the investee to affect its returns.

The financial statements of the subsidiaries are included in these financial statements from the date that control commences until the date that control ceases. All significant inter-company balances and transactions are eliminated on consolidation. The entities contained in the Financial Statements are as follows:

Entity Name	Place of Business and Operations	Functional Currency	Equity Percentage
Cathedra Bitcoin Inc. (the "Company") - parent	Canada	CAD	n/a
HPC Holdings LLC ("HPC Holdings")	United States	USD	100% owned by parent
Kungsleden, Inc. ("Kungsleden" or "K Inc.")	United States	USD	100% owned by parent
Buckeye HPC LLC ("Buckeye HPC")	United States	USD	100% owned by HPC Holdings
Sentinel Technology, LLC	United States	USD	100% owned by K Inc.
Churchill Technologies LLC	United States	USD	100% owned by K Inc.
Two Keys Technologies LLC	United States	USD	100% owned by K Inc.
North Campbell HoldCo LLC	United States	USD	100% owned by K Inc.
Buckeye Technologies HoldCo LLC ("Buckeye HoldCo")	United States	USD	100% owned by K Inc.
Buckeye Technologies OpCo LLC ("Buckeye Technologies")	United States	USD	100% owned by Buckeye HoldCo
North Campbell LandCo LLC	United States	USD	100% owned by North Campbell HoldCo LLC
North Campbell HostCo LLC	United States	USD	100% owned by North Campbell HoldCo LLC
Crystal Core LLC	United States	USD	100% owned by K Inc.
Fortress Blockchain Holdings Corp. ("FBHC")	Canada	CAD	100% owned by parent
Fortress Blockchain (US) Holdings Corp. ("FBUS")	United States	USD	100% owned by FBHC
Cathedra Lease Co LLC ("CLC")	United States	USD	100% owned by FBUS

During the year ended December 31, 2025, the Company established HPC Holdings, Buckeye HPC, Buckeye HoldCo, and Buckeye Technologies to facilitate further business expansion and development opportunities.

The Company de-consolidated Tirpitz Technology HoldCo LLC along with its wholly owned subsidiaries Tirpitz Technology LandCo LLC and Tirpitz Technology HostCo LLC (collectively, "T Tech") in March 2025 after losing control, see Note 11 for additional information.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Functional and Presentation Currency

Transactions undertaken in foreign currencies are translated into Canadian dollars at daily exchange rates prevailing when the transactions occur. Monetary assets and liabilities denominated in foreign currencies are translated at period-end exchange rates and non-monetary items are translated at historical exchange rates. Realized and unrealized exchange gains and losses are recognized in the consolidated statements of comprehensive income or loss. The assets and liabilities of foreign operations are translated into Canadian dollars using the period-end exchange rates. Income, expenses, and cash flows of foreign operations are translated into Canadian dollars using average exchange rates. Exchange differences resulting from the translation of foreign operations into Canadian dollars are recognized in other comprehensive income or loss and accumulated in equity.

Comprehensive Income (Loss)

Total comprehensive income (loss) comprises all components of profit or loss and other comprehensive income (loss). Other comprehensive income (loss) includes gains and losses from translating the financial statements of an entity's whose functional currency differs from the presentation currency and gains from revaluation of digital currencies.

Standards issued but not yet effective

Implementation of IFRS 18 - Presentation and Disclosure of Financial Statements

The introduction of IFRS 18 will provide all entities applying IFRS with more guidance on the presentation and disclosure of information in general purpose financial statements. The new standard will clarify guidance on how to present and disclose information that faithfully represents an entity's assets, liabilities, equity, revenue and expenses. The new standards are applied retrospectively for annual periods beginning on or after 1 January 2027, with early adoption permitted. The Company is currently assessing the expected impact of this standard and has not early adopted IFRS 18.

Implementation of IFRS S1 - General Requirements for Disclosure of Sustainability-related Financial Information - and IFRS S2 - Climate-related Disclosures

The adoption of IFRS S1 and S2 will introduce new requirements surrounding sustainability and climate-related disclosures for annual reporting purposes. The Canadian Sustainability Standards Board proposed Canadian-specific modifications to the standards issued by the International Sustainability Standards Board in June 2023. The Canadian specific versions of IFRS S1 and S2 are expected to be available for voluntary adoption starting January 1, 2025. The Canadian Securities Administrators have not yet confirmed whether the new standards will be mandatory for Canadian reporting issuers. The Company is currently assessing the expected impact of adopting these standards.

Classification and Measurement of Financial Instruments

In May 2024, the IASB issued amendments to IFRS 9 - Financial Instruments and IFRS 7 - Financial Instruments: Disclosures. The amendments relate to settling financial liabilities using an electronic payment system and assessing contractual cash flow characteristics of financial assets, and create additional disclosure requirements for financial instruments. The amendments are effective for annual periods beginning on or after January 1, 2026, with early adoption permitted. The Company is assessing the impacts to the consolidated financial statements.

Material Accounting Policies

Business Combination

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred which is measured at acquisition date at fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Company elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in general and administrative expenses.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

The Company determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests and any previous interest held over the net identifiable assets acquired and liability assumed).

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company's CGUs or group of CGUs that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date.

The measurement period is the period from the date of acquisition to the date that the Company obtains complete information about facts and circumstances that existed as of the acquisition date and is subject to a maximum period of one year.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts.

Digital currencies

The Company accounts for its digital currencies on hand at the end of a reporting period, if any, under IAS 38, Intangible Assets, as an intangible asset with an indefinite useful life initially measured at cost, deemed to be the fair value upon receipt, and subsequently measured under the revaluation model. Under the revaluation model, increases in the digital currencies' carrying amount is recognized in other comprehensive income and under accumulated other comprehensive income in equity, while decreases are recorded in the consolidated statements of income or loss and comprehensive income or loss. However, increases are recognized in profit or loss to the extent that it reverses a revaluation decrease of digital currencies previously recognized in the statement of profit or loss. There is no recycling of gains from other comprehensive income or loss in the consolidated statements of income or loss and comprehensive income or loss, except to the extent that an increase in fair value reverses a previous decrease in fair value that has been recorded in the consolidated statements of income or loss and comprehensive income or loss, that increase is recorded in the consolidated statements of income or loss and comprehensive income or loss. The fair value of digital currencies on hand at the end of the reporting period is calculated as the quantity of digital currencies on hand multiplied by the price quoted on Coin Metrics (for bitcoin) and Coinbase (for other digital currencies) as at the reporting date. Any difference between the fair value of the digital currencies recorded upon receipt from mining activities, purchases or profit-sharing arrangements and the actual realized price upon disposal are recorded as gain or loss on sale of digital currencies.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

The Company has continued to classify digital currencies on hand at the end of the year as current assets as management has determined that cryptocurrency markets have sufficient liquidity to allow conversion within the Company's normal operating cycle.

The Company values its bitcoin based on the price quoted on Coin Metrics which is an average of quoted rates from various cryptocurrency exchanges. Coin Metrics data is derived from real-time (block-by-block) market price with over 400 metrics for over 100 assets and it has data feed of aggregate network data metrics for all of the top cryptocurrency assets. Management considers this fair value to be a level 2 input under IFRS 13 fair value measurement fair value hierarchy as the price on this source represents the average quoted prices on multiple digital currency exchanges.

Non-monetary transactions

In the normal course of its business, the Company enters into non-monetary transactions. These non-monetary transactions, which are otherwise payable in cash, are accounted for at their fair value. Non-monetary transactions consist of digital currencies paid for its mining and revenue-sharing fees, digital currencies received from customers for hosting services or proceeds received from sale of a subsidiary. Payments are measured at fair value using the price of the digital currencies provided at the time of the transaction.

Financial Instruments

Financial instruments are accounted for in accordance with IFRS 9, Financial Instruments: Classification and Measurement.  A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets

On initial recognition, financial assets are recognized at fair value and are subsequently classified and measured at: (i) amortized cost; (ii) fair value through other comprehensive income ("FVOCI"); or (iii) fair value through profit or loss ("FVTPL"). The classification of financial assets is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics. A financial asset is measured at fair value net of transaction costs that are directly attributable to its acquisition except for financial assets at FVTPL where transaction costs are expensed.

Financial assets classified and measured at amortized cost are those assets that are held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and the contractual terms of the financial asset give rise to cash flows that are solely payments of principal and interest ("SPPI"). Financial assets classified at amortized cost are measured using the effective interest method.

All financial assets not classified and measured at amortized cost or FVOCI are measured at FVTPL. On initial recognition of an equity instrument that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment's fair value in other comprehensive income.

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity.

The classification determines the method by which the financial assets or financial liabilities are carried on the statement of financial position subsequent to inception and how changes in value are recorded. Cash and cash equivalents and Investments are measured at FVTPL. Financial instruments including trade and other receivables, due from related parties, trade payables and accrued liabilities, due to related parties, and contract liabilities are measured at amortized cost.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Impairment of financial assets

IFRS 9 uses the expected credit loss ("ECL") model. The credit loss model groups receivables based on similar credit risk characteristics and days past due in order to estimate bad debts. The ECL model applies to the Company's receivables.

An 'expected credit loss' impairment model applies which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset's original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period.

Financial liabilities

Financial liabilities are designated as either: (i) fair value through profit or loss; or (ii) other financial liabilities. All financial liabilities are classified and subsequently measured at amortized cost except for financial liabilities at FVTPL. The classification determines the method by which the financial liabilities are carried on the statement of financial position subsequent to inception and how changes in value are recorded.

Accounts payable, interest payable, and loan payable are classified under other financial liabilities and carried on the statement of financial position at amortized cost.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.  The Company also derecognizes a financial liability when the terms of the liability are modified such that the terms and / or cash flows of the modified instrument are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

Gains and losses on derecognition are generally recognized in the statement of profit or loss.

Revenue recognition

Revenue is recorded at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer.

The principles in IFRS 15 are applied using the following five steps:

1. Identify the contract(s) with a customer

2. Identify the performance obligation in the contract

3. Determine the transaction price

4. Allocate the transaction price to the performance obligations in the contract

5. Recognize revenue when (or as) the entity satisfies a performance obligation The Company has concluded that the recognition and measurement of the sale of products in all contracts is consistent with the current revenue recognition practice and therefore does not expect any transitional adjustment.

For arrangements priced at fiat currency, the Company recognizes revenue based on the contract price. For arrangement priced at cryptocurrency, the Company recognizes revenue based on the spot price of the cryptocurrency to fiat currency on the date when it is earned.

Hosting revenue

The Company hosts and provides energized space and operating and maintenance services to third-party mining companies who locate their mining hardware at its data centers. The Company accounts for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by monthly hosting fees of the mining hardware. As such, the Company recognizes revenue over the life of the contract as its series of distinct services are performed over the term of the contracts with its customers. The Company has determined that the contracts do not contain a significant financing component because the expected length of time between the transfer of services and receipt of consideration is less than one year, which are typically one month or less.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

For certain contracts, the Company may also be entitled to a monthly cash or non-cash profit-sharing fee, which is primarily based on the actual amount of bitcoin mined by the customer's hosted mining equipment during the month. The rate of profit sharing is determined at inception of the contract with subsequent amendments, as applicable, and non-cash consideration is generally paid in bitcoin. Non-cash consideration is measured at fair value at contract inception with changes in fair value attributable to reasons other than the form of consideration (other than price of bitcoin) measured as variable consideration (subject to the constraint on variable consideration) and recognized as hosting services are performed. This amount is recognized in revenue as services are performed. Changes in fair value of the non-cash consideration related for reasons other than changes in form are recognized at the end of each month as the related uncertainly is resolved and amount becomes known.

Mining revenue

The Company recognizes revenue from the provision of transaction confirmation services for digital currency blockchains, commonly termed "digital asset mining" or "cryptocurrency mining". As consideration for these services, the Company receives digital currency from each specific blockchain in which it participates ("coins"). Revenue is measured based on the fair value of the coins received. The fair value is determined using the spot price of the coin on the date of mining, based on the daily average from Coin Metrics for bitcoin. A coin is considered earned on the completion and addition of a block to the blockchain, at which time the economic benefit is received and can be reliably measured.

Contract assets and liabilities

A contract asset is recognized when the Company recognizes revenue before being unconditionally entitled to consideration under the payment terms set out in the contract. Contract assets are assessed for expected credit losses and are reclassified to receivables when the right to consideration has become unconditional.

A contract liability is recognized when the customer pays consideration for goods or services before the Company recognizes the related revenue. A contract liability would also be recognized if the Company has an unconditional right to receive non-refundable consideration before the Company recognizes the related revenue. In such cases, a corresponding receivable would also be recognized.

Customer liabilities

Customer liabilities include deposits from customers. Deposits from customers are reduced when they are returned back to customers or applied to trade receivables based on the contractual terms between the Company and its customers.

Other assets

Parts and peripherals located in the facilities and warehouses are stated at cost, net of write-offs to account for changing market prices for resale. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

Property and equipment

Property and equipment are measured at cost, less accumulated depreciation and impairment losses, if any.

Property and equipment are recorded at purchase cost. Direct labor and other directly attributable costs incurred to construct new assets and upgrade existing assets are capitalized. Repairs and maintenance expenditures are recognized in the consolidated statements of income or loss as incurred. Significant renewals and betterments are capitalized.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Property and equipment are depreciated using the straight-line method based on the estimated useful lives of the assets as follows:

Category	Useful Life
Other mining equipment (mining equipment)	5 years
Miners (mining equipment)	3 years
Infrastructure	Lower of contractual terms or 10-12 years
Land	Infinite

Land acquired by the Company has an infinite useful life and therefore is not depreciated.

The depreciation method, useful life and residual value of an asset are reviewed at least at each financial year-end and adjusted, if appropriate.

When assets are retired or otherwise disposed of, their cost and the related accumulated depreciation are derecognized from the consolidated statements of financial position and the resulting gains or losses on the disposal or sale of the assets are recognized in the consolidated statements of operations.

An asset under construction is stated at cost until the construction is completed, at which time it is reclassified to the property and equipment account to which it relates. During the construction period until the asset is ready for its intended use or sale, borrowing costs, which include interest expense, are capitalized in proportion to the average amount of accumulated expenditures during the period. Capitalization of borrowing costs ceases when the construction is completed, and the asset is ready for its intended use or sale.

Leases

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes a lease liability and a right-of-use asset at the lease commencement date. The lease liability is initially measured as the present value of future lease payments discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's applicable incremental borrowing rate. The incremental borrowing rate is the rate which the Company would have to pay to borrow, over a similar term and with a similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment.

Lease payments included in the measurement of the lease liability comprise the following:

  fixed payments, including in-substance fixed payments, less any lease incentives receivable;
  variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;
  amounts expected to be payable by the Company under residual value guarantees;
  the exercise price of a purchase option if the Company is reasonably certain to exercise that option; and
  payments of penalties for terminating the lease, if the Company expects to exercise an option to terminate the lease.

The lease liability is subsequently measured by:

  increasing the carrying amount to reflect interest on the lease liability;
  reducing the carrying amount to reflect the lease payments made; and
  remeasuring the carrying amount to reflect any reassessment or lease modifications.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

The lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company's estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option.

Whenever the Company incurs an obligation for costs to restore a leased asset to the condition required by the terms and conditions of the lease, a provision is recognized and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset.

The right-of-use asset is initially measured at cost, which comprises the following:

  the amount of the initial measurement of the lease liability; any lease payments made at or before the commencement date, less any lease incentives received;
  any initial direct costs incurred by the Company; and
  an estimate of costs to be incurred by the Company in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease, unless those costs are incurred to produce inventories.

The right-of-use asset is subsequently measured at cost, less any accumulated depreciation and any accumulated impairment losses, and adjusted for any remeasurement of the lease liability. It is depreciated in accordance with the Company's accounting policy for property and equipment, from the commencement date to the earlier of the end of its useful life or the end of the lease term. Each lease payment is allocated between the lease liability and finance cost. The finance cost is charged to net earnings over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use assets are presented as property and equipment and the lease liabilities are presented as loans on the consolidated statement of financial position.

The Company does not recognize right-of-use assets and lease liabilities for the short-term leases that have a lease term of 12 months or less.

Goodwill

Goodwill is not amortized but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, and is carried at cost less accumulated impairment losses. Gains and losses on disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Impairment of non-financial assets

The Company reviews the carrying amounts of its non-financial assets, including property and equipment, when events or changes in circumstances indicate the assets may not be recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unit to which the asset belongs. Assets carried at fair value, such as digital currencies, are excluded from impairment analysis.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows to be derived from continuing use of asset or cash generating unit are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value less cost to sell is the amount obtainable from the sale of an asset or cash generating unit in an arm's length transaction between knowledgeable, willing parties, less the cost of disposal. When a binding sale agreement is not available, fair value less costs to sell can be estimated using a discounted cash flow approach with inputs and assumptions consistent with those of a market participant. If the recoverable amount of an asset or cash generating unit is reduced to its recoverable amount, an impairment loss is recognized immediately in the consolidated statement of loss and comprehensive loss. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Income taxes

Prior to the reorganization on September 12, 2023, earnings and losses are included in the personal income tax return of the Company's shareholders. As a result, the Company did not incur any income tax obligation and the financial statements do not include a provision for income taxes.

Post the Company's reorganization on September 12, 2023, current and deferred income taxes are recognized as income or expense and included in the consolidated statements of profit or loss.  Current income tax assets and liabilities are measured at the amounts expected to be recovered or paid by using the tax rates and tax laws that have been enacted or substantively enacted at each reporting date. Management periodically evaluates positions taken in the tax reporting process with respect to situations in which applicable tax regulation is subject to interpretation. Where appropriate, management establishes provisions based on the amounts expected to be paid to the tax authorities.

Deferred tax assets and liabilities arise from deductible and taxable temporary differences, respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.

Apart from the temporary differences arising from goodwill not deductible for tax purposes, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilized, are recognized. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates and tax laws at each reporting date which are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced if it is no longer probable that sufficient taxable profit will be available to compensate part or all of the benefits of deferred tax assets. Unrecognized deferred tax assets are re-assessed at each reporting date and recognized if it is probable that future taxable profits will be available for recovery. Tax deductions arising from the reversal of deferred tax assets are excluded from estimates of future taxable income.

Deferred tax assets and liabilities are offset in the consolidated statements of financial position, if and only if it has a legally enforceable right to set off current tax assets and liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same Tax Authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

The Company determines the recognition and measurement of tax assets and liabilities that contain uncertainty over income tax by considering the assumptions used in the examination of tax treatments by the tax authorities, the probability that the tax authorities will accept uncertain tax treatment and re-consideration or estimation if there is a change in facts and circumstances.

If the acceptance of tax treatment is probable, the measurement is in line with income tax fillings. If the acceptance of tax treatment is not probable, the Company uses tax amounts using the method that provides a better prediction of resolution (i.e., most likely amount or expected value). Due to the complexity of some of these uncertainties, their ultimate resolution may result in payments that are materially different from current estimates. Any such differences will be reflected as adjustments to income tax expenses in the periods in which they are determined.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Convertible loan

Convertible loans/debentures are financial instruments which are accounted for separately dependent on the nature of their components: a financial liability and an equity instrument. The identification of such components embedded within a convertible instrument requires significant judgment given that it is based on the interpretation of the substance of the contractual arrangement. Where the conversion option has a fixed conversion rate, the financial liability, which represents the obligation to pay coupon interest on the convertible debentures in the future, is initially measured at its fair value and subsequently measured at amortized cost. The residual amount is accounted for as an equity instrument at issuance. Where the conversion option has a variable conversion rate, the conversion option is recognized as a derivative liability measured at fair value through profit and loss. The residual amount is recognized as a financial liability and subsequently measured at amortized cost. The determination of the fair value is also an area of significant judgment given that it is subject to various inputs, assumptions and estimates including: contractual future cash flows, discount rates, credit spreads and volatility. Transaction costs are apportioned to the debt liability and equity components in proportion to the allocation of proceeds.

All derivative instruments are measured at fair value including embedded derivatives contained within financial or non-financial contracts that are not closely related to the host contract. A derivative embedded in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss .

The debt component is subsequently accounted for at amortized cost using the effective interest rate method. The embedded derivative is subsequently measured at fair value at each reporting date, with gains and losses in fair value recognized in profit or loss.

Transaction costs that relate to the issue of the convertible loan are allocated to the liability component and embedded derivative component in proportion to the allocation of the gross proceeds. Transaction costs relating to the embedded derivative liability component are included in the equity component and transaction costs relating to the financial liability component are included in the carrying amount of the liability component and are amortized over the expected life of the convertible loan using the effective interest method.

Decommissioning liability

A legal or constructive obligation to incur restoration costs may arise when mining equipment are deployed at hosting facilities. Such cost arising from the restoration of the hosting site to its original condition, discounted to their net present value, are provided for and charged to the statement of loss and comprehensive loss, as soon as the obligation to incur such costs arises.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The timing or amount of the outflow may still be uncertain. Provisions are measured using the best estimate of the expenditure required to settle the present obligation at the end of the reporting period, taking into account risks and uncertainties associated with the obligation. Provisions are discounted where the time value of money is considered material.

Unit placements

Proceeds from unit placements are allocated between shares and warrants issued using the residual method. Proceeds are first allocated to shares according to their fair value and any residual in the proceeds is allocated to the warrants.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Share-based compensation

The Company operates a stock option plan and restricted share unit ("RSU") plan. Share-based compensation to employees is measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based compensation to non-employees is measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The corresponding amount is recorded to reserves. The fair value of options is determined using the Black-Scholes pricing model which incorporates all market vesting conditions on grant date. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest.

Earnings (loss) per share

Earnings (loss) per share is computed by dividing net income (loss) attributable to equity holders of the Company by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if additional common shares are assumed to be issued under securities that entitle their holders to obtain common shares in the future. For stock options, RSUs, and share purchase warrants, the number of additional shares for inclusion in diluted earnings per share calculations is determined when the exercise price is less than the average market price of the Company's common shares; the stock options and share purchase warrants are assumed to be exercised and the proceeds are used to repurchase common shares at the average market price for the period. The incremental number of common shares issued under stock options and repurchased from proceeds is included in the calculation of diluted earnings per share.

Common shares that could potentially dilute basic net earnings and net earnings per common share in the future that could be issued from the exercise of share options and warrants are not included in the computation of the diluted earnings per common share because to do so would be anti-dilutive.

Assets held for sale and discontinued operations

Assets are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying amount and fair value less costs to sell, except for assets such as deferred tax assets, assets arising from employee benefits, financial assets and investment property that are carried at fair value and contractual rights under insurance contracts, which are specifically exempt from this requirement.

An impairment loss is recognised for any initial or subsequent write-down of the asset to fair value less costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised. A gain or loss not previously recognised by the date of the sale of the asset is recognised at the date of derecognition.

Non-current assets are not depreciated or amortised while they are classified as held for sale. Interest and other expenses attributable to the liabilities of assets classified as held for sale continue to be recognised.

Assets classified as held for sale are presented separately from the other assets in the statement of financial position. The liabilities of assets classified as held for sale are presented separately from other liabilities in the statement of financial position.

A discontinued operation is a component of the entity that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single co-ordinated plan to dispose of such a line of business or area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the statement of income or loss.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Use of Estimates, Assumptions, and Judgements

The preparation of the Financial Statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the Financial Statements and the reported amount of expenses during the reporting period.

The preparation of the Financial Statements requires the Company to make judgments, apart from those involving estimates, in applying accounting policies. The most significant judgments applying to the Company's Financial Statements include:

Revenue Recognition

Revenue is measured based on the fair value of the coins received. The fair value is determined using the spot price of the coin on the date of mining, based on the daily average from Coin Metrics for bitcoin.

There is currently no specific definitive guidance in IFRS or alternative accounting frameworks for the accounting for the production and mining of digital currencies, and management has exercised significant judgement in determining appropriate accounting treatment for the recognition of revenue for mining of digital currencies. Management has examined various factors surrounding the substance of the Company's operations and the guidance in IFRS 15, Revenue from Contracts with Customers, including the stage of completion being the completion and addition of block to a blockchain and the reliability of the measurement of the digital currency received. In the event authoritative guidance is enacted by the IASB or IFRIC, the Company may be required to change its policies which could result in a change in the Company's financial position and earnings.

Expected Credit Losses

The Company recognizes an amount equal to the lifetime ECL on the trade receivables and amounts due from related parties for which there has been a significant increase in credit risk since initial recognition. Loss allowances are measured based on historical experience and forecasted economic conditions. The amount of ECL is sensitive to changes in circumstances of forecast economic conditions.

Useful Lives of Property and Equipment

Depreciation of property and equipment is dependent upon estimates of useful lives and residual value which are determined through the use of assumptions. Estimates of residual value and useful lives are based on data and information from various sources including industry practice and historic experience. Although management believes the estimated useful lives of the Company's property and equipment are reasonable, changes in estimates could occur, affecting the expected useful lives and salvage values of the property and equipment.

Significant Estimates

Fair Value of Financial Instruments

The individual fair value attributed to the different components of a financing transaction is determined using valuation techniques. The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of the issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments subsequently carried at amortized cost. The valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of the instrument that are not quoted in active market.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Useful Life and Residual Value

Depreciation of the assets in the cryptocurrency data center is based on an estimate of the assets' expected life. In order to determine the useful life of the assets in the cryptocurrency mining center, assumptions are required about a range of computing industry market and economic factors, including global hash rates dedicated to proof of work mining, network difficulty, technological changes, release and availability of newer and more efficient hardware and other inputs, and production costs. Based on the data that management has reviewed, management has determined to use the straight-line method of amortization over three years, to best reflect the current expected useful life of mining equipment. Management will review its estimates and assumptions at each reporting date and will revise its assumptions if new information supports the change.

Impairment of Non-Financial Assets

Impairment exists when the carrying value of an asset exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. These calculations are based on available data, other observable inputs and projections of cash flows, all of which are subject to estimates and assumptions. Recoverable amounts are also sensitive to assumptions about the future usefulness of in-process development and the related marketing rights.

Taxes

The determination of the Company's tax expense for the period and deferred tax assets and liabilities involves significant estimation and judgement by management. In determining these amounts, management interprets tax legislation in a variety of jurisdictions and makes estimates of the expected timing of the reversal of deferred tax assets and liabilities, the deferral and deductibility of certain items and interpretation of the treatment for tax purposes of digital currencies by taxation authorities. Management also makes estimates of future earnings, which affect the extent to which potential future tax benefits may be used. The Company is subject to assessments by various taxation authorities, which may interpret legislation differently. These differences may affect the final amount or the timing of the payments of taxes. The Company provides for such differences where known based on management's best estimate of the probable outcome of these matters.

Digital Currency Valuation

Digital currency denominated assets are included in current assets. Digital currencies are carried at their fair value determined by the spot rate based on the daily average from Coin Metrics. The digital currency market is still a new market and is highly volatile; historical prices are not necessarily indicative of future value; a significant change in the market prices for digital currencies would have a significant impact on the Company's earnings and financial position.

Share-Based Compensation

The Company utilizes the Black-Scholes Option Pricing Model ("Black-Scholes") to estimate the fair value of stock options granted to directors, officers, employees and consultants. The use of Black-Scholes requires management to make various estimates and assumptions that impact the value assigned to the stock options including the forecast future volatility of the stock price, the risk-free interest rate, dividend yield and the expected life of the stock options. Any changes in these assumptions could have a material impact on the calculation of the share-based compensation; however, the most significant estimate is volatility. Expected future volatility can be difficult to estimate as the Company has had limited history, is in a unique industry, and historical volatility is not necessarily indicative of future volatility.

Business Combination - Purchase Price Allocation

The consideration transferred (or deemed consideration) and acquired assets and assumed liabilities are recognized at fair value on the date of the Company effectively obtains control. The measurement of each business combination is based on the information available on the acquisition date. The estimate of fair value of the consideration transferred (or deemed consideration) and acquired intangible assets (including goodwill), property and equipment, other assets and the liabilities assumed are based on estimates and assumptions. The measurement is largely based on the projected cash flows, discount rates and market conditions at the date of acquisition.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Areas of significant estimates and judgments also include:

  Collectability of trade and other receivables
  Completeness of trade payables and accrued liabilities
  Valuation of right-of-use assets and lease liabilities
  Valuation of convertible loans

4. Digital Currencies and Revenues

Mining and Profit-Sharing Revenue

Digital currencies are recorded at their fair value on the date they are received as revenues and are revalued to their fair value at each reporting date. Fair value is determined by using the daily price of bitcoin from Coin Metrics.

	BTC Units	Amount ($)
Bitcoin balance as at December 31, 2023	0.86	47,429
Bitcoin acquired in business combination	44.40	4,029,042
Bitcoin earned	37.89	3,851,629
Bitcoin earned in profit-sharing arrangement	2.33	171,570
Bitcoin exchanged for cash and services	(37.38)	(3,360,913)
Revaluation gain during the year	-	1,451,423
Unrealized translation adjustment	-	264,803
Bitcoin balance as at December 31, 2024	48.10	6,454,983
Bitcoin earned	61.29	8,775,024
Bitcoin exchanged for cash and services	(77.41)	(11,653,136)
Bitcoin exchanged for other digital currency	(5.63)	(826,640)
Bitcoin pledged as collateral	(50.54)	(5,976,307)
Transfer from restricted digital currencies after loan repayment	28.91	4,680,732
Revaluation loss during the year	-	(822,429)
Unrealized translation adjustment	-	(66,308)
Bitcoin balance as at December 31, 2025	4.72	565,919

The Company pledged substantial quantity of its bitcoin as collateral for the term loan during the year ended December 31, 2025. The portion of the collateralized bitcoin was used to prepay the term loan early, please see Note 14 for additional information. The restricted bitcoin balances and changes for the year ended December 31, 2025 are as follows:

	BTC Units	Amount ($)
Restricted bitcoin balance as at December 31, 2024	-	-
Bitcoin pledged as collateral	50.54	5,976,307
Bitcoin withheld to settle the principal and accrued interest	(21.63)	(3,521,263)
Transfer to digital currencies after loan repayment	(28.91)	(4,680,732)
Revaluation gain during the year	-	2,482,936
Unrealized translation adjustment	-	(257,248)
Restricted bitcoin balance as at December 31, 2025	-	-

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

The Company used Tether and USD Coin its business operations to receive payments from its customers and make payments to service providers or suppliers. The balances and changes of these digital currencies are shown below:

	Tether Units	Amount ($)
Tether balance as at December 31, 2024	1,002.13	1,442
Tether received as payment in arrangements with customers	3,648,230.10	5,111,528
Tether exchanged for cash and services	(5,445,988.80)	(7,666,549)
Tether exchanged for other digital currency	597,392.79	826,640
Tether purchased with cash	212,676.81	295,819
Tether received from sale of discontinued operation	1,000,000.00	1,443,800
Revaluation loss	-	(370)
Unrealized translation adjustment	-	5,910
Tether balance as at December 31, 2025	13,313.03	18,220

	USD Coin Units	Amount ($)
USD Coin balance as at December 31, 2024	-	-
USD Coin purchased with cash	799,272.58	1,149,993
USD Coin exchanged for cash and services	(799,272.58)	(1,149,993)
USD Coin balance as at December 31, 2025	-	-

Hosting Revenue

During the year ended December 31, 2025, the Company generated hosting revenue of $12,248,650 (2024 - $19,292,094). Two customers exceeded 10% of total hosting revenue of the Company with the following percentages representing their respective shares: 41% and 39% (2024 - three customers exceeded 10% of total hosting revenue of the Company with the following percentages representing their respective shares: 45%, 19% and 12%).

The Company receives monthly prepayments and short-term or long-term deposits from various customers according to the terms of hosting arrangements. The monthly prepayments are classified as contract liabilities, and deposits are classified as customer liabilities in the consolidated statements of financial position.

5. Trade and Other Receivables

Trade receivables are amounts due from customers for services performed in the ordinary course of business and claimed sales tax input tax credits. They are generally due for settlement within 30 days and are therefore all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Company holds the trade receivables with the objective of collecting the contractual cash flows and therefore measure them subsequently at amortized cost using the effective interest method.

Other receivables represent amounts due from third parties from sale of equipment.

	December 31, 2025	December 31, 2024
Trade receivables	$809,170	$1,448,900
Other receivables	123,354	-
Total trade and other receivables	$932,524	$1,448,900

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

6. Prepaid Expenses

	December 31, 2025	December 31, 2024
General and administrative	$401,173	$260,825
Hosting business utilities	1,340,364	996,668
Total prepaid expenses	$1,741,537	$1,257,493

7. Deposits

	December 31, 2025	December 31, 2024
Utility deposits	$2,240,568	$2,160,374
Lease deposits	146,928	313,033
Bitcoin mining deposits	-	148,309
Total deposits	$2,387,496	$2,621,716
Less: current portion of deposits	92,104	148,309
Non-current portion of deposits	$2,295,392	$2,473,407

8. Other Non-Current Assets

In November 2022 and July 2023, the Company contributed US$450,000 (C$639,167 equivalent) and US$350,000 (C$497,129 equivalent) to regulated power and utility entities as a form of aid in construction for the required infrastructure maintenance pursuant to the terms of the arrangements. The Company amortizes the amounts over the lease term of 10 and 6 years, respectively, the terms of the contracts, on a straight-line basis.

In December 2025, the Company contributed US$157,111 (C$216,515 equivalent) to regulated power and utility entity as a form of aid in construction for the required infrastructure maintenance pursuant to the terms of the arrangement. The Company amortizes this amount over the lease term of 10 years on a straight-line basis.

Amortization expense is included in cost of revenues: depreciation in the consolidated statement of income or loss and comprehensive income or loss. For the year ended December 31, 2025, the Company incurred depreciation expense of $148,076 (2024 - $140,400).

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

9. Property and Equipment

	Infrastructure	Mining equipment	Construction- in-progress	Land	Total
Cost
Balance, December 31, 2023	$3,051,267	$780,334	$539,862	$136,658	$4,508,121
Additions from business combination	1,917,194	3,069,626	-	-	4,986,820
Additions	-	731,146	-	-	731,146
Designated as assets held for sale	(74,287)	-	(546,229)	-	(620,516)
Translation adjustment	350,890	245,372	6,367	12,016	614,645
Balance, December 31, 2024	$5,245,064	$4,826,478	$-	$148,674	$10,220,216
Additions	2,584,379	338,119	84,307	-	3,006,805
Disposals	(1,256,173)	(1,987,306)	-	-	(3,243,479)
Translation adjustment	(232,267)	(214,484)	(1,457)	(7,057)	(455,265)
Balance, December 31, 2025	$6,341,003	$2,962,807	$82,850	$141,617	$9,528,277

Accumulated depreciation and impairment
Balance, December 31, 2023	$325,518	$122,341	$-	$-	$447,859
Additions	911,895	1,294,455	-	-	2,206,350
Translation adjustment	90,463	66,460	-	-	156,923
Balance, December 31, 2024	$1,327,876	$1,483,256	$-	$-	$2,811,132
Additions	1,619,280	1,929,175	-	-	3,548,455
Reversal on disposals	(974,101)	(1,893,327)	-	-	(2,867,428)
Translation adjustment	(69,186)	(96,292)	-	-	(165,478)
Balance, December 31, 2025	$1,903,869	$1,422,812	$-	$-	$3,326,681

Carrying amount
Balance, December 31, 2023	$2,725,749	$657,993	$539,862	$136,658	$4,060,262
Balance, December 31, 2024	$3,917,188	$3,343,222	$-	$148,674	$7,409,084
Balance, December 31, 2025	$4,437,134	$1,539,995	$82,850	$141,617	$6,201,596

The Company sold infrastructure and mining equipment that are close to the end of their useful lives and realized a gain on sale of $54,360 classified as other income in the consolidated statement of income or loss and comprehensive income or loss.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

10. Right-of-Use Assets and Lease Liabilities

On March 1, 2023, and July 26, 2023, the Company entered into two agreements to lease building property in Kentucky state. The building properties are used by the Company to provide hosting services to arms-length bitcoin mining customers. The leases have an initial term of 10 years and 6 years, respectively, and the Company will make lease payments of US$10,000 and US$1,000 per month, respectively. The Company used 20%, its estimated incremental borrowing rate, to calculate the present value of the lease payments on initial measurement.

On July 23, 2024, as part of the business combination with Cathedra (Note 2), the Company acquired right-of-use (ROU) assets and lease liabilities comprising two building property lease agreements (the "CBIT leases") with remaining lease terms of 10 and 18 months. The Company will make lease payments on the CBIT leases of US$103,680 and US$11,200 per month, respectively.

Effective August 1, 2024, the Company and the lessor amended one of the CBIT leases, changing the monthly payments from US$103,680 to an amount based on electricity consumption, which effectively remained fixed. The lease term was extended by five months, making the new end date August 31, 2025; after this, the lease converted to a month-to-month agreement. As a result of the lease amendments, the Company re-measured its lease liability using interest an interest rate of 20%, the Company's estimated incremental borrowing rate at the time of re-measurement, and a corresponding increase to right-of-use asset.

In July 2025, the Company entered into a new agreement to lease the property located in Franklin, Kentucky. The lease expires on July 31, 2035. The ROU asset and corresponding lease liability were measured using an interest rate of 20%, the Company's estimated incremental borrowing rate, to calculate the present value of the lease payments on initial measurement.

Right-of-use assets	Building Properties
Cost
Balance, December 31, 2023	$737,903
Additions from business combination (Note 2)	1,510,745
Re-measurement of right-of-use asset	235,663
Translation adjustment	143,656
Balance, December 31, 2024	$2,627,967
Additions	705,542
Translation adjustment	(121,067)
Balance, December 31, 2025	$3,212,442

Accumulated Depreciation
Balance, January 1, 2024	$61,203
Depreciation charge in the year	821,529
Translation adjustment	39,372
Balance, December 31, 2024	$922,104
Depreciation charge in the year	1,136,271
Translation adjustment	(65,103)
Balance, December 31, 2025	$1,993,272

Carrying value
Balance, December 31, 2024	$1,705,863
Balance, December 31, 2025	$1,219,170

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

The Company is committed to minimum lease payments as follows:

	December 31, 2025	December 31, 2024
Maturity analysis - contractual undiscounted cash flows
Less than one year	$345,391	$1,347,386
One to five years	1,358,265	752,545
More than five years	1,096,480	532,393
Total undiscounted lease labilities	$2,800,136	$2,632,324

Lease liabilities	$1,362,065	$1,827,922
Current	$80,053	$1,132,305
Non-current	$1,282,012	$695,617

During the year ended December 31, 2025, the Company recognized total interest expense of $268,698 (2024 - $274,284) in connection with its lease liabilities.

11. Assets Classified as Held for Sale and Discontinued Operation

The Company formed T Tech in November 2023, initially holding a 100% interest. On January 10, 2024, it reorganized and gave up 75% interest in exchange for contribution promises.

Subsequently the Company together with other members of T Tech decided to sell T Tech. The Board of Managers, consisting of Cathedra Bitcoin Inc.'s majority shareholders, approved the sale and assets before the year ended December 31, 2024. Accordingly, the assets and liabilities directly associated with those assets were classified as held for sale.

The major classes of assets classified as held for sales and liabilities directly associated with the assets classified as held for sale as at December 31, 2024 are as follows:

Assets
Cash and cash equivalents	85,209
Digital currencies	1,358,212
Trade receivables	3,381,400
Prepaid expenses	310,802
Property and equipment	16,560,053
Deposits	9,432,076
$31,127,752

Liabilities
Trade payables and accrued liabilities	$3,029,087
Due to related parties	5,616,772
Contract liabilities	1,668,665
Customer liabilities	4,191,834
$14,506,358

Net assets directly associated with assets classified as held for sale	$16,621,394

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

The results of T Tech's operations for the years ended December 31, 2025 and 2024 are as follows:

Year ended:	December 31, 2025	December 31, 2024
Revenues	$1,318,623	$11,531,580
Cost of revenues	1,963,286	12,213,498
Operating expenses	121,411	41,863
Operating loss	$766,074	$723,781
Other income (expense)	(118,590)	(95,495)
Exchange differences on translation of foreign operations reclassified to profit or loss	1,175,085	-
Income/(loss) before tax from discontinued operation	$290,421	$(819,276)
Tax expense	-	-
Profit/(loss) from discontinued operation	$290,421	$(819,276)

The net cash flow generated by T Tech for the years ended December 31, 2025 and 2024 are as follows:

Year ended:	December 31, 2025	December 31, 2024
Operating	(884,664)	(7,789,748)
Investing	-	(7,161,729)
Financing	-	15,059,044
Effect of foreign exchange rate fluctuation	-	(28,176)
Net cash inflow/(outflow)	$(884,664)	$79,391

The Company received full consideration from the sale of T Tech during the year ended December 31, 2025. The Company fulfilled all conditions of the sale in September 2025 and recognized a gain on disposal of subsidiary of $167,365 upon closing of the sale. T Tech was de-consolidated effective March 1, 2025 subsequent to receipt of the first tranche of the consideration and takeover by the buyer, accordingly assets classified as held for sale, liabilities directly associated with those assets and non-controlling interest were de-recognized.

12. Investments

Initial valuation of investments is based on the acquisition cost, which approximates the fair value. Subsequent valuations reflect asset appraisals, as well as market transaction data, such as financing rounds. The Company's holdings in private companies are generally valued utilizing net asset values. As of December 31, 2025 and 2024, Cathedra held the following investments without exercise of significant influence over them:

Low Time Preference Fund II, LLC

On November 12, 2021, Cathedra subscribed for limited liability company interests in Low Time Preference Fund II, LLC, for a total value of $312,925 (US$250,000). As of December 31, 2025, the fair value of this investment is $403,768 (December 31, 2024 - $404,327) with unrealized gain of $19,583 (2024 - unrealized loss of $14,321) recognized in the consolidated statement of income or loss.

Silvermoon Inc.

On May 5, 2022, Cathedra received 35,000,000 common shares of Silvermoon Inc. ("Silvermoon") as part a non-arm's length share exchange agreement for giving up a 100% ownership in The Good Shepherd Land and Livestock Company Limited, a UK based legal entity. Cathedra held 35,000,000 common shares as of July 23, 2024, and December 31, 2024 and 2025, which represents approximately 21.6% of the issued and outstanding common shares of Silvermoon. The Company exercised no significant influence as of July 23, 2024, and December 31, 2024 and 2025, therefore the investment is classified and accounted for at FVTPL. The fair value of Silvermoon was primarily driven by the underlying 4.25 acres of land in South West United Kingdom which includes 4 dairy buildings which was fair valued based on a third party appraiser who prepared a summary of comparable properties.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

As of December 31, 2025, the fair value of this investment is $612,890 (December 31, 2024 - $512,156) with unrealized gain of $100,734 (2024 - $nil) recognized in the consolidated statement of income or loss.

13. Trade Payables and Accrued Liabilities

	December 31, 2025	December 31, 2024
Trade payables	$1,232,380	$889,736
Accrued liabilities	1,427,600	1,588,476
Total trade payables and accrued liabilities	$2,659,980	$2,478,212

14. Loans and borrowings

Convertible loan

In connection with the closing of business combination, the Company amended the conversion price of 3.5% senior secured convertible debentures of the Company due November 11, 2025, originally issued to the debenture holder on November 11, 2021 (the "Debentures"), from $23.40 to $4.50. The aggregate principal amount of the Debentures was $5,733,728 as of December 31, 2024.

The Company applied a debt modification accounting for the change in terms in accordance with IFRS 9, Financial Instruments. The market rate of 18.5% was used to estimate a liability component of the convertible loan.

Liability Component

Balance, December 31, 2023	$-
Recognized in business combination (Note 2)	4,827,945
Accretion (i)	306,176
Balance, December 31, 2024	$5,134,121

(i) Accretion expense is included in net finance costs in the consolidated statement of income or loss.

Equity Component

The equity component of convertible loan of $577,210 was recognized in the business combination (Note 2).

On March 19, 2025, the Company restructured its outstanding debt whereby the convertible loan's principal amount was extinguished through repayment of the outstanding principal with $4,586,982 plus accrued interest. In addition, the holder of the convertible loan agreed to surrender 363,233 SV share purchase warrants of the Company for cancellation. The balance as of December 31, 2025 and the change for the year then ended is as follows:

Balance, December 31, 2024	$5,134,121
Accretion	190,869
Repayment of interest	(44,596)
Repayment of principal	(4,586,983)
Gain from debt settlement	(693,411)
Balance, December 31, 2025	$-

Term loan

Concurrently, the Company entered into a new term loan of US$2,494,693 ($3,589,364 equivalent) to partially repay the outstanding principal amount of the convertible loan. The loan is secured by approximately 50 of the Company's bitcoin, carries interest at a rate of 13% per annum, payable monthly; and is interest-only until maturity on March 18, 2026. The Company prepaid this loan in full in July 2025.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Balance, December 31, 2024	$-
Proceeds, net of deferred finance cost	3,564,168
Amortization of deferred financing cost	53,143
Repayment	(3,483,199)
Translation adjustment	(134,112)
Balance, December 31, 2025	$-

At inception, the Company recognized deferred financing cost of $54,277, which was fully amortized over term of the loan. The Company paid $200,856 in term loan interest.

15. Share Capital

On July 22, 2024, in connection with the business combination the Company altered the articles of the corporation, which was approved by the Company's shareholders at its annual and special meeting of shareholders:

a. Changed the name of its common shares to "subordinate voting shares" (SV shares);

b. Created a new class of multiple voting shares (MV shares) convertible into 100 subordinate voting shares;

c. Added special rights and restrictions to the subordinate voting shares and the multiple voting shares, pursuant to which, among other things, the holders of the multiple voting shares are entitled to 1.52 votes per multiple voting share held. On an "as converted" basis, assuming the conversion of the multiple voting shares to subordinate voting shares, the holders of multiple voting shares will have 1.52 votes per subordinate voting share compared to 1 vote per subordinate voting share by the holders of the subordinate voting shares.

Authorized

Unlimited number of subordinate voting shares without par value. Each subordinate voting share entitles the holder to one vote.

Unlimited number of multiple voting shares without par value. Each multiple voting share is convertible into 100 subordinate voting shares and entitles the holder to 1.52 votes.

The consolidated financial statements for the years ended December 31, 2025 and 2024 incorporate the 30-to-1 share consolidation, which became effective on October 16, 2025. All shares and per share amounts have been restated to reflect the share consolidation retrospectively.

Issued and Outstanding

  On February 7, 2025, the Company issued 3,248 SV shares for vested RSUs.
  On July 31, 2025, the Company issued 135,690 SV shares for vested RSUs.
  On December 2, 2025, the Company completed a non-brokered private placement of an aggregate of 430,000 units of the Company at a price of $1.25 per unit for aggregate gross proceeds of $537,500. Each unit consists of one SV share and one SV share purchase warrant, with each entitling the holder thereof to acquire one additional SV share at an exercise price of $1.88 per share for a period of two years following the closing date of the private placement.
  Upon the closing of the business combination on July 23, 2024, 7,917,119 SV shares and 208,446 MV shares were issued and outstanding.
  On August 7, 2024, the Company issued 19,356 SV shares to its employees from exercising of vested RSUs.
  On October 16, 2024, the Company issued 31,489 SV shares from exercising of vested RSUs.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Post-merger share capital

Multiple voting shares (MV shares)	No.	Amount ($)
Kungsleden's common shares on the acquisition date	33,333	1,278
Share exchange ratio (Note 2)	6.253429078	-
MV shares issued in exchange for Kungsleden's common shares	208,446	21,576,955
Balance, December 31, 2024 and 2025	208,446	21,578,233

Subordinate voting shares (SV shares)	No.	Amount ($)
Cathedra's common shares on the acquisition date	7,917,119	-
Exchange ratio	1.00	-
SV shares of the Resulting Issuer	7,917,119	-
Issued on RSU exercise	50,845	138,521
Balance, December 31, 2024	7,967,964	138,521
Issued on RSU exercise	138,938	416,287
Issued in connection to the non-brokered private placement	430,000	516,107
Subscriptions receivables (a)		(150,000)
Balance, December 31, 2025	8,536,902	920,915

	December 31, 2025	December 31, 2024
An equivalent number of SV shares based on an a 'if converted' basis (convertible from MV shares)	20,844,600	20,844,600
SV shares outstanding	8,536,902	7,967,964
The total SV shares, including SV shares on an a 'if converted' basis	29,381,502	28,812,564

(a) The Company collected the entire $150,000 subscriptions subsequent to year-end date.

16. Reserves

Replacement Awards in Business Combination

The stock options were fair valued using the Black Scholes option pricing model. The weighted average inputs used in the Black Scholes model were as follows:

Share price on business combination date	$3.00
Exercise price	$15.00
Risk-free interest rate	3.60%
Expected annualized share volatility	130.00%
Expected dividend yield	0.00%
Expected life (years)	1.95
Fair value of stock option	$0.90

The share purchase warrants were fair valued using the Black Scholes option pricing model. The weighted average inputs used in the Black Scholes model were as follows:

Share price on business combination date	$3.00
Exercise price	$28.20
Risk-free interest rate	3.58%
Expected annualized share volatility	130.00%
Expected dividend yield	0.00%
Expected life (years)	1.97
Fair value of share purchase warrant	$0.90

The restricted share units were valued using the fair value of SV share of the Company on the issuance date.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Restricted Share Units (RSU)

On July 22, 2024, the Company implemented a long-term equity incentive plan ("LTIP"), comprising a rolling option plan covering up to 10% of the issued and outstanding SV shares, as well as a fixed plan for up to 2,875,139 SV shares designated as RSUs. Subsequently, the fixed allocation of SV shares reserved for RSUs was increased to 2,895,166 SV shares following approval by the shareholders at the annual general meeting held on December 12, 2025.

For the year ended December 31, 2025, the Company recognized share-based compensation of $728,880 (2024 - $217,966).

A summary of changes in restricted share units outstanding for the years ended December 31, 2025 and 2024 follows:

Balance, December 31, 2023	-
Granted as replacement for Cathedra's RSUs	57,228
Granted (a)	271,380
Cancelled/Forfeited (b)	(3,133)
Exercised	(50,846)
Balance, December 31, 2024	274,629
Granted (c)	2,672,584
Cancelled/Forfeited	(45,230)
Exercised	(138,938)
Balance, December 31, 2025	2,763,045

(a) 1/3 of RSUs to vest annually until July 23, 2027

(b) To settle withholding tax obligations due to the issuance of SV shares to its employees

(c) The Company granted RSUs as follows:

  On September 29, 2025, the Company granted 1,447,584 RSUs to the employee of the Company. The award vests in three equal annual installments on each of the first, second, and third anniversaries of the grant date, subject to accelerated vesting upon a Change of Control.
  On December 2, 2025, the Company granted 445,000 RSUs to directors, officers and consultants of the Company, 210,000 of which vest on the first anniversary of the grant date and the remainder of RSUs vest as follows:  One-third vests on the first anniversary of the grant date, with the remaining balance vesting in eight equal quarterly installments on each of March 2, June 2, September 2, and December 2 until fully vested.
  On December 16, 2025, the Company granted 780,000 RSUs to directors, officers and consultant of the Company with the following vesting terms: One-third vests on the first anniversary of the grant date, with the remaining balance vesting in eight equal quarterly installments on each of March 16, June 16, September 16, and December 16 until fully vested.

Stock Options

A summary of changes in stock options follows:

	Number of stock options	Weighted average exercise price
Balance, December 31, 2023	-	-
Granted as replacement for Cathedra's stock options	120,175	15.00
Expired	(3,333)	15.30
Balance, December 31, 2024	116,842	15.00
Granted (a)	615,873	1.44
Cancelled	(7,922)	14.33
Balance, December 31, 2025	724,793	13.42

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

(a) The Company granted stock options as follows:

  On February 1, 2025, the Company granted 15,873 stock options to the newly hired employee. All the stock options vest on 12-month anniversary from the grant date.
  On December 2, 2025, the Company granted 600,000 stock options to a consultant and directors of the Company, 100,000 of which vest immediately and the remainder of stock options vest as follows:  One-third vests on the first anniversary of the grant date, with the remaining balance vesting in eight equal quarterly installments on each of March 2, June 2, September 2, and December 2 until fully vested.

The stock options outstanding and exercisable as of December 31, 2025, are as follows:

Exercise price ($)	Number of stock options outstanding	Weighted average remaining life
1.42	600,000	4.92
2.25	15,873	4.09
3.90	333	1.82
10.50	2,961	1.38
12.30	2,961	1.03
14.55	8,333	0.65
14.70	66,666	0.67
15.00	1,000	2.14
16.80	21,666	0.73
18.00	5,000	2.14
Outstanding	724,793	4.28
Exercisable	208,920	2.77

The weighted average exercise price of options outstanding and exercisable as of December 31, 2025, is $8.52 (2024 - $15.00)

For the year ended December 31, 2025, the Company recognized share-based compensation from stock options of $166,302 (2024 - $nil).

The granted stock options were fair valued using the Black Scholes option pricing model. The weighted average inputs used in the Black Scholes model were as follows:

Share price	$1.44
Exercise price	$1.44
Risk-free interest rate	2.63%
Expected annualized share volatility	121.57%
Expected dividend yield	0.00%
Expected life (years)	3.97
Fair value of stock option	$1.13

Warrants

During the year ended December 31, 2024, the Company repriced 1,227,320 SV share warrants and included a mandatory acceleration provision if the SV share closing price exceeds the SV share price of $4.50 continuously for 10 days. As a result of the warrant repricing, the Company recorded a financing fee of $1,299,106, which is included in net finance costs in the consolidated statement of income and comprehensive income. The following weighted average inputs were used in the Black Scholes option-pricing model:

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Weighted average
Grant date share price	3.00
Exercise price	3.60
Expected life (years)	1.96
Volatility	109.49%
Dividend yield	0%
Risk free rate	2.91%

A summary of changes in warrants outstanding for the years ended December 31, 2025 and 2024 is as follows:

	Number of warrants	Weighted average exercise price
Balance, December 31, 2023	-	-
Issued as replacement for Cathedra's warrants	1,704,820	28.20
Balance, December 31, 2024	1,704,820	11.10
Issued (Note 15)	430,000	1.88
Cancelled (a)(b)	(836,733)	3.60
Balance, December 31, 2025	1,298,087	12.90

(a) In March 2025, the holder of the convertible debenture agreed to surrender 363,233 pursuant to the terms of the debt settlement agreement, see additional details in Note 14.

(b) In May 2025, the Company purchased for cancellation an aggregate of 473,500 subordinate voting share purchase warrants for an aggregate amount of US$75,002 ($103,430). The warrants had an exercise price of $3.60.

The warrants outstanding as of December 31, 2025 and 2024 are as follows:

		December 31, 2025		December 31, 2024
Exercise price ($)	Number of warrants outstanding	Weighted average remaining life	Number of warrants outstanding	Weighted average remaining life
1.88	430,000	1.92	-	-
3.60	390,588	0.34	1,227,320	1.70
16.20	89,582	1.38	89,582	2.38
18.90	29,589	0.23	29,589	1.23
23.70	89,582	1.38	89,582	2.38
31.20	89,582	1.38	89,582	2.38
38.70	89,582	1.38	89,582	2.38
46.20	89,582	1.38	89,582	2.38
12.90	1,298,087	1.22	1,704,819	1.87

17. Contributed Surplus

During the year ended December 31, 2025, the Company's shareholders agreed to forgive $813,016 of shareholder debt, which was recognized as a capital contribution within contributed surplus in the consolidated statement of financial position.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

18. Related Party Transactions and Balances

Key Management Compensation

Key management personnel include those persons with authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of the Company's Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), Chief Operating Officer and President ("COO"), Chief Fields Operation and Manufacturing Officer ("CMO"), Chief Technology Officer ("CTO"), Chief Administration Officer ("CAO") and Directors of the Company. CMO and CTO departed the Company in January 2025 and April 2025, respectively. Former CEO and COO of the Company departed in July 2025, the new CEO was appointed immediately after the departure of the former CEO.

The remuneration of directors and other members of key management personnel during the years ended December 31, 2025 and 2024 are as follows:

For the year ended:	December 31, 2025	December 31, 2024
Director fees	$326,178	$129,001
Management, consulting and professional fees	2,145,369	225,079
Transaction costs	-	341,841
Share-based payments	777,716	217,966
Salaries and wages	767,365	213,718
Total	$4,016,628	$1,127,605

As of December 31, 2025, the Company has a total due to related parties balance of $1,109,675 (December 31, 2024 - $672,411) to directors and management of the Company. During the year ended December 31, 2025, the shareholders of the Company forgave a debt of $813,016, see the additional information in Note 17. The Company has a total due from related parties balance of $19,792 (December 31, 2024 - $nil) from management of the Company, arising from short-term advances and reimbursable expenses incurred in the ordinary course of business; and is expected to be settled in the near term. The balances are unsecured, due on demand and bear no interest.

19. Income Taxes

A reconciliation of the expected current income tax expense/(recovery) is as follows:

Year ended:	December 31, 2025	December 31, 2024
Income/(loss) from before income taxes	$(9,686,973)	$427,942
Statutory tax rate	26.7%	27.0%
Expected income tax expense (recovery)	(2,589,775)	115,544
Change in statutory, foreign tax, foreign exchange rates and other	20,723	-
Permanent difference	1,451,449	197,285
Utilization of non-capital losses	(288,404)	-
Adjustment to prior years provision versus statutory tax returns and expiry of non-capital losses	217,537	-
Change in deferred tax benefits not recognized	1,188,470	200,501
Current income tax expense (recovery)	$-	$513,330

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

The approximate tax effect of each item that gives rise to the Company's deferred tax assets as at December 31, 2025 and 2024 are as follows:

Year ended:	December 31, 2025	December 31, 2024
Deferred income tax assets
Non-capital losses	$11,215,729	$11,462,004
Property and equipment	887,292	866,275
Other	287,678	139,214
Total	$12,390,699	$12,467,493
Allowance	(12,390,699)	(12,467,493)
Net deferred income tax assets	$-	$-

The Company has the following deductible temporary differences that have been recognized:

Year ended:	December 31, 2025	Expiry date range	December 31, 2024	Expiry date range
Non-capital losses:
Canada	$10,767,059	2038 to 2045	$9,470,086	2038 to 2024
USA	$32,474,299	No expiry	$32,981,781	No expiry

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

20. Financial Instruments and Risk Management

The Company's financial instruments are exposed to certain financial risks, including currency risk, credit risk, liquidity risk and commodity price risk.

Credit Risk

Credit risk is the risk of loss associated with a counterparty's inability to fulfill its payment obligations. The financial instruments that represent a potential concentration of credit risk consist primarily of cash, digital currencies, deposits, trade and other receivables. Under certain of our hosting agreements, we are obligated to pay security deposits to the hosting provider at the beginning of the term. If one or more of our hosting providers suffers an adverse credit event, we may be unable to recover part or all of the outstanding deposits. We limit our exposure to credit loss by holding our cash with reputable, well-capitalized financial institutions and performing careful due diligence on potential hosting partners prior to entering into a binding agreement which would require us to pay a security deposit. The carrying amount of financial assets represents the maximum credit exposure for each.

The carrying amount of financial and digital assets represents the maximum credit exposure.

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$1,083,973	$101,367
Digital currencies	584,139	6,456,425
Trade receivables	932,524	1,448,900
Deposits	2,387,496	2,621,716
	$4,988,132	$10,628,408

We believe the Company has no significant credit risk other than what is disclosed herein.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet our financial obligations. We manage our liquidity risk by ensuring that we have enough cash to meet our near-term financial liabilities at all times. As at December 31, 2025, we had a working capital deficit of $2,213,630 (2024 - working capital of $14,997,845).

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Cash flows related to trade payables and accrued liabilities, customer liabilities and convertible loan included below may occur at different times or amounts. A maturity analysis of our outstanding obligations relating to continuing operations of December 31, 2025 is as follows:

	Undiscounted Contractual Cash Flows
	Total carrying amount	Contractual cash flows	Less than 1 year	1 - 5 years	More than 5 years
As at December 31, 2025	$	$	$	$	$
Trade payables and accrued liabilities	2,659,980	2,659,980	2,659,980	-	-
Due to related parties	1,109,675	1,109,675	1,109,675	-	-
Contract liabilities	791,671	791,671	791,671	-	-
Customer liabilities	2,044,454	2,044,454	2,044,454	-	-
Lease liabilities	1,362,065	2,800,136	345,391	1,358,265	1,096,480
Total	7,967,845	9,405,916	6,951,171	1,358,265	1,096,480

Market Risk

Market risk is the risk of loss that may arise from changes in market factors such as Bitcoin prices, interest rates, foreign exchange rates and equity prices.

Digital Currency Price Volatility

As of December 31, 2025, we held a digital currency balance in bitcoin and Tether that is subject to market pricing and price volatility. Bitcoin prices are affected by various forces including global supply and demand, interest rates, exchanges rates, inflation or deflation and the political and economic conditions. Further, bitcoin has no underlying backing or contracts to enforce recovery of invested amounts. Our profitability is related to the current and future market price of bitcoin; in addition, we may not be able to liquidate our holdings of bitcoin at our desired price if necessary. Investing in bitcoin is speculative, prices are volatile, and market movements are difficult to predict. Supply and demand for such currencies change rapidly and are affected by a variety of factors, including regulation and general economic trends. Bitcoin has a limited history, its fair values have historically been volatile, and the value of our bitcoin holdings could decline rapidly. A decline in the market price of bitcoin could negatively impact our future operations. Historical performance of bitcoin is not indicative of its future performance. We recorded a loss on revaluation of digital currencies in the amount of $nil during the year ended December 31, 2025 (2024 - $nil).

We do not hedge our bitcoin holdings, but we actively monitor bitcoin pricing, market volatility and our own liquidity needs to determine an appropriate risk mitigation strategy on a continuous basis.

Interest Rate Risk

The interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. We are exposed to interest rate risk on the variable rate of interest we earn on bank deposits. The interest rate risk on bank deposits is insignificant, as our deposits are all short-term. The coupon on our outstanding convertible debenture is fixed and therefore has limited exposure to changes in interest rates.

Foreign Currency Risk

Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. We are exposed to currency risk as we have legal entities domiciled in the United States which hold financial assets in US dollars and bitcoin while our functional currency is the Canadian dollar. We do not hedge our exposure to fluctuations in foreign exchange rates.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

If the US dollar had changed against the Canadian dollar by 10% at period end, the Company's net income and comprehensive income would change by approximately $212,000 (2024 - $71,000), resulting from the translation of the US dollar denominated financial instruments.

Custody Risk

We hold our digital currencies with a third-party custodian. Our custody strategy is designed to balance security and availability of our bitcoin. We continuously monitor our cash and digital currency holdings with our third-party custodian.

Our current service provider for digital currency custody is an institutional counterparty that is licensed, regulated, and insured. At any time, in excess of 98% of our bitcoin holdings (excluding any bitcoin that is being traded at that time) is held in a cold-storage, multi-signature, segregated trust account that is titled in the name of one of our US subsidiaries. Prior to onboarding with our current custodian, we performed extensive due diligence, examining the new custodian's internal control procedures to ensure security, availability, integrity, and confidentiality of the custodian's information and systems. Our current custodian maintains SOC 1 Type II and SOC 2 Type II compliance, which we review periodically to ensure the custodian maintains a secure technology infrastructure and that its systems are designed and operating effectively.

Loss of Access Risk

The loss of access to the private keys associated with our digital currency holdings may be irreversible and could adversely affect an investment. An amount of digital currency is spendable only by whoever possesses the private key associated with the address on which the digital currency is held. To the extent a private key is lost, destroyed, or otherwise compromised, and no backup is accessible, we may be unable to access the associated digital currency. As of December 31, 2025, 4.72 bitcoin equivalent to $565,919 (December 31, 2024 - 48.10 bitcoin equivalent to $6,454,983) and 13,313.03 tether equivalent to $18,220 (December 31, 2024 - 1,002.13 equivalent to $1,442) are held with our third-party custodian in our name.

Fair Value Hierarchy

We apply the following fair value hierarchy for financial instruments that are carried at fair value. The hierarchy prioritizes the inputs used in the valuation methodologies in measuring fair value into three levels.

The three levels are defined as follows:

  Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
  Level 2 - inputs to valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
  Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

We hold investments in private companies that are classified as FVTPL and is recorded at fair value using unobservable inputs; it is therefore classified as level 3 within the fair value hierarchy. The net asset value of the private company is used to adjust the investment to fair value.

The carrying value of our trade receivables, due to and from related parties, trade payables and accrued liabilities, deposits, and convertible loan approximates fair value because of the relatively short periods to maturity of these instruments and the low credit risk.

21. Capital Management

Our objective when managing capital is to provide attractive risk-adjusted returns to shareholders while accounting for liquidity needs.

We include equity, comprised of share capital and deficit, in the definition of capital.

Cathedra Bitcoin Inc. Notes to Consolidated Financial Statements For the years ended December 31, 2025 and 2024 (Expressed in Canadian dollars, unless otherwise noted)

Our primary objective with respect to capital management is to ensure that we have sufficient cash resources to fund our ongoing operations and to pursue potential growth opportunities. To secure the additional capital necessary to pursue certain plans, we may attempt to raise additional funds through the issuance of securities.

We monitor capital on the basis of maintaining sufficient liquidity to satisfy our financial obligations.

22. Supplemental Cash Flow Information

Non-cash transactions for the years ended December 31, 2025, and 2024 are as follows:

For the year ended December 31:	2025	2024
Right-of-use asset and lease liability recognized at inception	$705,542	$-
Property and equipment additions in trade payables and accrued liabilities	420,926	-
Subordinate voting shares issued on vesting of RSUs	416,287	138,521
Property and equipment contribution by the shareholder	-	724,579
Property and equipment classified as held for sale	-	546,229

23. Segment Reporting

Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company's chief operating decision maker ("CODM"), for making decisions, allocating resources and assessing performance.

Based on the management's assessment, the Company determined that it has the following operating segments:

December 31, 2025	Bitcoin Mining	Hosting	Corporate	Total
	($)	($)	($)	($)
Revenues	8,775,024	12,419,387	-	21,194,411
Cost of revenues	6,141,121	14,689,358	-	20,830,479
Net income/(loss)	(5,334,679)	821,746	(5,174,040)	(9,686,973)
Non-current assets	16,069,674	10,365,623	890,753	27,326,050

December 31, 2024	Bitcoin Mining	Hosting	Corporate	Total
	($)	($)	($)	($)
Revenues	3,851,629	19,292,094	-	23,143,723
Cost of revenues	3,443,479	15,827,153	-	19,270,632
Net income/(loss)	(235,577)	1,284,585	(1,134,396)	(85,388)
Non-current assets	21,895,127	7,430,387	916,483	30,241,997

24. Events After Reporting Period

On March 5, 2026, the Company and Sphere 3D Corp. ("Sphere") entered into a definitive agreement to combine in an all-stock transaction. Under the terms of the definitive arrangement agreement Sphere agreed to acquire all of the issued and outstanding shares of Cathedra (the "Transaction"), subject to customary closing conditions, including regulatory, court, and shareholder approvals, such that upon consummation of the Transaction, Cathedra will be a wholly-owned subsidiary of Sphere. Upon completion of the Transaction, Cathedra security holders will receive common shares of Sphere (the "Sphere Common Shares") and/or securities exercisable or convertible into Sphere Common Shares totalling approximately 49% of the issued and outstanding share capital of Sphere immediately following closing on a partially diluted basis.